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EXHIBIT (11)

                                 SYNTELLECT INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)

                                                           Three Months Ended June 30           Six Months Ended June 30
                                                          ----------------------------        ----------------------------
                                                             2001              2000              2001              2000
                                                          ----------        ----------        ----------        ----------
Numerator:
      Numerator for basic and diluted income (loss)
           per share -- net income (loss)                 $   (2,481)       $    1,001        $   (4,690)       $    2,198
                                                          ==========        ==========        ==========        ==========
Denominator:
      Denominator for basic income (loss) per
           share -- weighted average number of
           common shares outstanding during the
           period                                             11,220            11,793            11,207            11,820
      Incremental common shares attributable to
           exercise of outstanding common stock
           options                                                --               855                --               926
                                                          ----------        ----------        ----------        ----------
Denominator for diluted income (loss) per share               11,220            12,648            11,207            12,746
                                                          ==========        ==========        ==========        ==========
Basic net income (loss) per share                         $    (0.22)       $      .08        $    (0.42)       $      .19
                                                          ==========        ==========        ==========        ==========
Diluted net income (loss) per share                       $    (0.22)       $      .08        $    (0.42)       $      .17
                                                          ==========        ==========        ==========        ==========


         The computation of diluted loss per share for the three months ended June 30, 2001 and for the six months ended June 30, 2001 excluded the effect of incremental common shares numbering 312 and 474, respectively, attributable to the exercise of common stock options because their effect would have been anti-dilutive.




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